Exhibit 5.1

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 4000

Seattle, WA 98119

October 24, 2006

Re: Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 of Cell Therapeutics, Inc., a Washington corporation (the “Company”), to be filed with the Securities and Exchange Commission on or about October 24, 2006 in connection with the registration under the Securities Act of 1933 of 8,670,520 shares of Common Stock, no par value per share of the Company (the “Shares”).

We are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP